Exhibit 99.1

Natera Reports Second Quarter 2023 Financial Results

AUSTIN, Texas, August 3, 2023 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported financial results for the second quarter ended June 30, 2023.

Recent Strategic and Financial Highlights

●	Generated total revenues of $261.4 million in the second quarter of 2023, compared to $198.2 million in the second quarter of 2022, an increase of 31.9%. Product revenues grew 32.7% over the same period.

●	Processed approximately 617,200 tests in the second quarter of 2023, compared to approximately 499,900 tests in the second quarter of 2022, an increase of 23.5%.

●	Performed 83,500 oncology tests in the second quarter of 2023, compared to approximately 44,200 oncology tests in the second quarter of 2022, an increase of 88.9%.

●	Achieved favorable results in a lawsuit against ArcherDX/Invitae Corp. with a damages award of $19.35 million for lost profits and royalty on past sales and a finding that all three Natera patents at issue are valid, and a lawsuit against CareDx, Inc. with a court reversal of jury findings, thereby reducing damages from $45 million to $0.

●	Demonstrated continued data leadership:

o	Data was presented on the Company’s Signatera™ personalized and tumor-informed molecular residual disease (MRD) test at the 2023 American Society of Clinical Oncology Annual Meeting, notably from the EMPower Lung-I and INTERCEPT trials..

o	Data from the ProActive trial was presented at the American Transplant Congress 2023, reinforcing Natera’s Prospera™ kidney test as an early indicator of transplant rejection.

o	A fourth paper was published from the Company’s SMART study on screening for sex chromosome aneuploidies with non-invasive prenatal testing for more than 17,000 pregnancies.

“We had another strong quarter in which we served over 600,000 patients, delivered significant year-over-year growth in volumes and revenues, drove improvements in gross margin and reduced our quarterly cash burn,” said Steve Chapman, Natera’s Chief Executive Officer. “With this excellent performance, we are raising our annual revenue guidance and believe we are well-positioned to meet our financial goals for the year. Looking ahead, we have a robust clinical pipeline, particularly in oncology, that we believe will further differentiate our products and change the standard of care for millions of patients.”

Second Quarter Ended June 30, 2023 Financial Results

Total revenues were $261.4 million in the second quarter of 2023, compared to $198.2 million for the second quarter of 2022, an increase of 31.9%. Product revenues were $258.3 million in the second quarter of 2023, compared to $194.6 million in the second quarter of 2022, an increase of 32.7%. The growth in product revenues was driven by an increase in test volumes compared to the second quarter of 2022.

Natera processed approximately 617,200 tests in the second quarter of 2023, including approximately 599,000 tests accessioned in its laboratory. This compares to approximately 499,900 tests processed in the second quarter of 2022, including approximately 484,000 tests accessioned in its laboratory, an increase of 23.5%.

In the three months ended June 30, 2023, Natera recognized revenue on approximately 594,900 tests for which results were reported to customers in the period (tests reported), including approximately 578,200 tests reported from its laboratory, compared to approximately 461,300 tests reported, including approximately 446,400 tests reported from its laboratory, in the second quarter of 2022, an increase of 29.0% for the quarter.

Gross profit* for the three months ended June 30, 2023 and June 30, 2022 was $118.3 million and $89.0 million, respectively, representing a gross margin of 45.2% and 44.9%. Natera had higher margins in the second quarter of 2023 compared to the second quarter of 2022 primarily as a result of increased revenues and continuous progress in cost of goods sold associated with tests processed.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2023 were $230.7 million, compared to $232.0 million in the same period of the prior year, a decrease of 0.6%. The decrease was primarily driven by a reduction in payroll and related expenses due to headcount reduction; as well as reduction of in-process research and development expenses. Loss from operations for the second quarter of 2023 was $112.4 million, compared to $143.1 million for the same period of the prior year.

The Company reported a net loss for the second quarter of 2023 of $110.8 million, or ($0.97) per diluted share, compared to a net loss of $145.2 million, or ($1.50) per diluted share, for the same period in 2022. Weighted average shares outstanding were approximately 113.7 million in the second quarter of 2023, compared to 96.6 million in the second quarter of the prior year.

As of June 30, 2023, Natera held approximately $735.9 million in cash, cash equivalents, short-term investments and restricted cash, compared to $898.4 million as of December 31, 2022. As of June 30, 2023, Natera had a total outstanding debt balance of $362.7 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 121 basis points and a net carrying amount of $282.3 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of June 30, 2023.

Financial Outlook

Natera is raising its expectations for 2023 total revenue from $995 million to $1.015 billion to a new range of $1.015 billion to $1.035 billion. The Company expects 2023 gross margin to be approximately 41% to 44% of revenues; selling, general and administrative costs to be approximately $540 million to $580 million; research and development costs to be approximately $325 million to $345 million; and net cash consumption to be approximately $300 million to $325 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2023 to be approximately $250 million to $275 million) and GAAP net purchases of property and equipment (estimated for 2023 to be approximately $50 million).

Test Volume Summary

Tests	Q2 2023	Q2 2022	Definition
Tests processed	617,200	499,900	Tests accessioned in our laboratory plus tests processed outside of our laboratory
Tests accessioned	599,000	484,000	Test accessioned in our laboratory
Tests reported in our laboratory	578,200	446,400	Total tests reported in our laboratory less tests reported outside of our laboratory
Tests reported	594,900	461,300	Total tests reported

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 100 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Second Quarter 2023 Financial Results Conference Call
Date:	Thursday, August 3, 2023
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(888) 770-7321, Domestic
(929) 201-7107, International
Conference ID:	7684785

Webcast Link:	https://events.q4inc.com/attendee/482848758

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2022, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may need to raise additional capital to support our business plans, which may not be available when necessary or on favorable terms; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, including investigations, subpoenas, demands, disputes, litigation, requests for information and other regulatory or administrative actions or proceedings, or resulting from either third party claims of intellectual property infringement or asserting infringement by third parties of our technology, is costly, may result in substantial business and financial penalties, may be time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350, investor@natera.com

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amount)

	June 30,	December 31,
	2023	2022
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$381,113	$466,091
Short-term investments	354,828	432,301
Accounts receivable, net of allowance of $5,580 and $3,830 at June 30, 2023 and December 31, 2022, respectively	260,065	244,385
Inventory	42,688	35,406
Prepaid expenses and other current assets, net	26,818	33,634
Total current assets	1,065,512	1,211,817
Property and equipment, net	102,921	92,453
Operating lease right-of-use assets	61,942	71,874
Other assets	17,518	18,330
Total assets	$1,247,893	$1,394,474
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,107	$31,148
Accrued compensation	34,174	44,010
Other accrued liabilities	125,513	144,214
Deferred revenue, current portion	15,644	10,777
Short-term debt financing	80,418	80,350
Total current liabilities	276,856	310,499
Long-term debt financing	282,295	281,653
Deferred revenue, long-term portion	21,502	20,001
Operating lease liabilities, long-term portion	71,093	76,577
Total liabilities	651,746	688,730

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	11	11
Additional paid-in capital	2,795,714	2,664,730
Accumulated deficit	(2,190,375)	(1,942,635)
Accumulated other comprehensive loss	(9,203)	(16,362)
Total stockholders’ equity	596,147	705,744
Total liabilities and stockholders’ equity	$1,247,893	$1,394,474

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
(2)	As of June 30, 2023 and December 31, 2022, there were approximately 114,051,000 and 111,255,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Product revenues	$258,256	$194,582	$496,053	$384,584
Licensing and other revenues	3,148	3,618	7,107	7,749
Total revenues	261,404	198,200	503,160	392,333
Cost and expenses
Cost of product revenues	142,808	108,756	290,562	211,426
Cost of licensing and other revenues	341	481	711	1,026
Research and development	78,173	82,580	160,479	162,994
Selling, general and administrative	152,508	149,468	302,135	297,102
Total cost and expenses	373,830	341,285	753,887	672,548
Loss from operations	(112,426)	(143,085)	(250,727)	(280,215)
Interest expense	(3,177)	(2,150)	(6,238)	(4,237)
Interest and other income, net	4,518	277	9,103	1,078
Loss before income taxes	(111,085)	(144,958)	(247,862)	(283,374)
Income tax benefit (expense)	282	(193)	122	(372)
Net loss	$(110,803)	$(145,151)	$(247,740)	$(283,746)
Unrealized gain (loss) on available-for-sale securities, net of tax	2,595	(2,493)	7,159	(14,110)
Comprehensive loss	$(108,208)	$(147,644)	$(240,581)	$(297,856)

Net loss per share:
Basic and diluted	$(0.97)	$(1.50)	$(2.20)	$(2.95)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	113,690	96,579	112,734	96,081